Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 51 to the Registration Statement of Deutsche DWS Investments VIT Funds (Form N-1A, No. 333-00479) of our reports dated February 14, 2020 on the financial statements and financial highlights of DWS Small Cap Index VIP and DWS Equity 500 Index VIP (two of the Funds constituting Deutsche DWS Investments VIT Funds) included in each Fund’s Annual Report for the fiscal year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 17, 2020